SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): May 15, 1997



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




         Maine                      1-5139             01-0042740
(State of Incorporation)            (Commission       (IRS Employer
                                    File Number)     Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
               (Address of principal executive offices) (zip code)



       Registrant's telephone number, including area code: (207) 623-3521

Item 1 through Item 4.  Not applicable.

Item 5.  Other Events.
(a) Maine Yankee nuclear generating plant. The Maine Yankee Atomic Power Company (Maine Yankee) nuclear generating plant at Wiscasset, Maine, has been shut down since December 6, 1996, to resolve cable-separation issues and other regulatory issues, replace a large number of fuel assemblies, and inspect the plant's steam generators, and has been expected to remain off-line at least until August 1997. For a discussion of the background of the current shutdown, including the plant's being placed on the Nuclear Regulatory Commission's (NRC) "watch list" and other significant regulatory and operational issues, management changes, and investigations of Maine Yankee by the NRC and the United States Department of Justice, see the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997.

On May 27, 1997, the Board of Directors of Maine Yankee voted to reduce maintenance and repair spending at the plant and announced that Maine Yankee was considering permanent closure based on economic concerns and uncertainty about operation of the plant. Maine Yankee stated that no final decision had been made, but that the dismissal of contractors would start immediately and spending levels would be reduced by approximately $41 million from June through December 1997, and noted that the plan would preserve the option of restarting the generating facility or closing it. The Maine Yankee Board indicated that it had also been exploring a sale of Maine Yankee, but that preliminary discussions with a potential buyer, PECO Energy Co., had not been fruitful to that point. The Company cannot predict whether a sale of the plant or interests in Maine Yankee will take place or whether the plant will return to service, but the Company believes it unlikely that the plant will return to service without a change in the ownership of Maine Yankee or other significant change in relevant circumstances.

The Company has been incurring substantial costs associated with its 38-percent share of the costs incurred by Maine Yankee in its efforts to restore the plant to service, as well as costs for replacement power while the plant has been out of service. The Maine Yankee Board's decision to reduce spending by $41 million for the remainder of 1997 will mitigate the costs the Company would otherwise incur during 1997, but will not reduce the need to buy replacement energy and capacity, which will continue in the event the plant does not return to commercial operation. The amount of such costs will vary during the year based on the Company's power requirements and market conditions, but the Company believes they would average approximately $4.5 million per month, based on current conditions. The previously reported termination of a major non-utility generator contract, which should result in savings to the Company at an annual rate of approximately $25 million commencing November 1, 1997, will contribute significantly to mitigating such costs.

In the event the Maine Yankee plant is shut down permanently, the resulting phased reduction in Maine Yankee operating expenses would be reflected proportionately in the Company's share of such costs. While the extent and timing of such a phased reduction in costs are not now clear (including the amount and timing of plant decommissioning costs), the Company's retail rate structure has approximately $75 million in annual Maine Yankee-related costs imbedded in the current determination of the Company's required revenues.

In any event, the impact of the higher-than-usual nuclear-related costs on the Company will be a major obstacle to achieving satisfactory results in 1997, despite prudent control of other operating costs. The higher costs are likely to trigger the low earnings bandwidth provision of the Company's Alternative Rate Plan (ARP), which would be activated if actual earnings for 1997 are outside a bandwidth of 350 basis points above or below a 10.68-percent rate-of-return allowance. A return below the low end of the range provides for additional revenue through rates equal to one-half the difference between the actual earned rate of return and the 7.18-percent (10.68 minus 3.50) low end of the bandwidth. While the Company believes that the mechanism is likely to be triggered in 1997, it cannot predict the amount, if any, of additional revenues that may ultimately result.

(b) Enactment of Maine utility restructuring legislation. On May 29, 1997, the Governor of Maine signed into law a bill enacted by the Maine Legislature that will restructure the electric utility industry in Maine by March 1, 2000. With respect to the significant issue of the ability of the Company to recover stranded costs, the legislation requires the Maine Public Utilities Commission (MPUC), when retail access begins, to provide a "reasonable opportunity" to recover stranded costs through the rates of the transmission and distribution company, comparable to the utility's opportunity to recover stranded costs before the implementation of retail access under the legislation. Stranded costs are defined as the legitimate, verifiable and unmitigatable costs made unrecoverable as a result of the restructuring required by the legislation and would be determined by the MPUC as provided in the legislation. The MPUC must conduct separate adjudicatory proceedings to determine the stranded costs for each utility and the corresponding revenue requirements and stranded-cost charges to be charged by each transmission and distribution utility. Those proceedings must be completed by July 1, 1999.

In addition, the legislation requires utilities to use all reasonable means to reduce their potential stranded costs and to maximize the value from generation assets and contracts. The MPUC must consider a utility's efforts to mitigate its stranded costs in determining the amount of the utility's stranded costs. Stranded costs will be prospectively adjusted as necessary to correct substantial inaccuracies in the year 2003 and at least every three years thereafter.

The principal restructuring provisions of the legislation provide for customers to have direct retail access to generation services and for deregulation of competitive electricity providers, commencing March 1, 2000, with transmission and distribution companies continuing to be regulated by the MPUC. By that date, subject to possible extensions of time granted by the MPUC to improve the sale value of generation assets, investor-owned utilities are required to divest all generation assets and generation-related business activities, with two major exceptions: (1) non-utility generator contracts with qualifying facilities and contracts with demand-side management or conservation providers, brokers or hosts; and (2) ownership interests in nuclear power plants. However, the MPUC can require the Company to divest its interest in Maine Yankee Atomic Power Company on or after January 1, 2009.
The Company must submit a plan to the MPUC by January 1, 1999, to divest its generation assets, but is proceeding with its previously reported plan to seek bids for its generation assets in 1997. The bill also requires investor-owned utilities, after February 28, 2000, to sell their rights to the capacity and energy from all generation assets, including the purchased-power contracts that had not previously been divested pursuant to the legislation, with certain minor exceptions.

Upon the commencement of retail access on March 1, 2000, the Company, as a transmission and distribution utility, will be prohibited from selling electric energy to retail customers. Any competitive electricity provider that is affiliated with the Company would be allowed to sell electricity outside the Company's service territory without limitation as to amount, but within the Company's service territory the affiliate would be limited to providing not more than 33 percent of the total kilowatt-hours sold within the Company's service territory, as determined by the MPUC.

Other features of the legislation include the following:
         (a) After the effective date of the legislation, if an entity purchases 10 percent or more of the stock of a distribution utility, including the Company, the purchasing entity and any related entity would be prohibited from selling generation service to any retail customer in Maine.
         (b) The legislation encourages the generation of electricity from renewable resources by requiring competitive providers, as a condition of licensing, to demonstrate to the MPUC that no less than 30 percent of their portfolios of supply sources for retail sales in Maine are accounted for by renewable resources.
         (c) The legislation requires the MPUC to ensure that standard-offer service is available to all consumers, but any competitive provider affiliated with the Company would be limited to providing such service for only up to 20 percent of the electric load in the Company's service territory.
         (d) Beginning March 1, 2002, or, by MPUC rule, as early as March 1, 2000, the providing of billing and metering services will be subject to competition.
         (e) A customer who significantly reduces or eliminates consumption of electricity due to self-generation, conversion to an alternative fuel, or demand-side management may not be assessed an exit fee or re-entry fee in any form for such reduction or elimination of consumption or for the re-establishment of service with a transmission and distribution utility.
         (f) Finally, the legislation provides for programs for low-income assistance, energy conservation, research and development on renewable resources, assistance for utility employees laid off as a result of the legislation, and nuclear-plant decommissioning costs, all funded through transmission and distribution utility rates and charges.

The Company has stated that it supports the legislation ultimately enacted, which reflects protracted negotiations and compromises among the interested constituencies, and will continue to urge securitization of stranded cost recovery as the most effective method of resolving an issue that is critical to the Company's future. The Company believes, however, that some of the limitations imposed on transmission and distribution utilities in the legislation are unnecessary and inappropriate in the contemplated competitive environment.

(c) Expansion of Medium-Term Note Program. At the annual meeting of the stockholders of the Company on May 15, 1997, the holders of the Company's outstanding preferred stock consented to the issuance of $350 million in principal amount of the Company's Medium-Term Notes in addition to the $150 million in principal amount to which they had previously consented. As a result of obtaining that consent, the aggregate $500 million in principal amount of Medium-Term Notes is not required to be included in calculating the limitation on unsecured indebtedness that the Company may issue contained in the Company's Articles of Incorporation.

Item 6 through Item 8.  Not applicable.